SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                          SCHEDULE 13D

           Under the Securities Exchange Act of 1934
                      (Amendment No.  2)*

                   4 Kids Entertainment, Inc.
                       (Name of Issuer)

                  Common Stock, $.01 Par Value
                (Title of Class of Securities)

                            350865101
                        (CUSIP Number)


                        Arthur Goetchius
       300 Park Avenue, 21st Fl, New York, New York 10022
         (Name, address and telephone number of persoon
        authorized to receive notices and communications)

                         April 1st, 1996
      (Date of event which requires filing of this statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box  [ ].

          Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       PAGE 1 OF 12 PAGES

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		EGS Associates, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
					WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							45,750
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							45,750
_____________________________________________________	________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							45,750
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           	1.55%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 2 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 				EGS Partners, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							59,962
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							59,962
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							59,962
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           	2.04%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							IA
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 3 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 				Bev Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							29,500
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							29,500
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							29,500
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
							1.00%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 4 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		Jonas Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							10,112
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							10,112
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							10,112
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           	.34%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 5 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		William Ehrman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
					AF, OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							145,324
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							145,324
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							145,324
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           	4.93%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 6 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		Frederic Greenberg
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					AF, OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							145,324
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							145,324
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							145,324
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           	4.93%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 7 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		Frederick Ketcher
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					AF, OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
							-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
							145,324
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
							-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
							145,324
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
							145,324
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           	4.93%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
							IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 8 OF 12 PAGE

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		Jonas Gerstl
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					AF, OO, PF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								3,250
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								150,224
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								3,250
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								150,224
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								156,724
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           		5.32%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 9 OF 12 PAGES

	13D
CUSIP No.  350865101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON 		James McLaren
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      					AF, OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
		United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								145,324
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								145,324
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								145,324
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)           		4.93%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	PAGE 10 OF 12 PAGES

     The initial Schedule 13D (the "Schedule 13D"), of (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), (ii) EGS Partners, L.L.C., a Delaware limited liability company and a registered investment adviser ("EGS Partners") (formerly EGS Partners, L.P.), (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"), (iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), (v) William Ehrman, (vi) Frederic Greenberg, (vii) Frederick Ketcher and (viii) Jonas Gerstl, relating to the common stock, par value $.01 per share (the "Common Stock"), issued by 4 Kids Entertainment Inc. (the "Company"), is hereby amended and restated by this Amendment No. 2 as follows:
ork, New York 10019.


ITEM 2.   IDENTITY AND BACKGROUND.

     (a) This statement is filed by (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), with respect to shares of Common Stock beneficially owned by it, (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock beneficially owned by EGS Overseas Fund Limited, a British Virgin Islands corporation ("EGS Overseas"), as well as shares of Common Stock held in other discretionary accounts managed by EGS Partners,
(iii) BEV Partners, L.P., a Delaware limited partnership ("BEV Partners"), with respect to shares of Common Stock beneficially owned by it, (iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), with respect to shares of Common Stock beneficially owned by it, (v) William Ehrman, with respect to shares of Common Stock beneficially owned by EGS Associates, EGS Partners, BEV Partners and Jonas Partners, (vi) Frederic Greenberg, with respect to shares of Common Stock beneficially owned by EGS Associates, EGS Partners, BEV Partners and Jonas Partners, (vii) Frederick Ketcher, with respect to shares of Common Stock beneficially owned by EGS Associates, EGS Partners, BEV Partners and Jonas Partners; (viii) Jonas Gerstl, with respect to shares of Common Stock beneficially owned by him, members of his immediate family, EGS Associates, EGS Partners, BEV Partners and Jonas Partners; and (ix) James McLaren, with respect to shares of Common Stock beneficially owned by EGS Associates, EGS Partners, BEV Partners and Jonas Partners. The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.
     (c) The general partners of EGS Associates, BEV Partners and Jonas Partners are William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl and James McLaren (collectively, the "General Partners"). The members of EGS Partners are William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl and James McLaren.


                         PAGE 11 OF 12 PAGES

                                  SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:         June 6, 1996        /s/ William Ehrman
                                   William  Ehrman,  individually
                                   and as member of EGS PARTNERS,
                                   L.L.C., and as general partner
                                   of  each of ASSOCIATES,  L.P.,
                                   BEV  PARTNERS, L.P. and  JONAS
                                   PARTNERS, L.P.

                                   /s/ Frederic Greenberg
                                   Frederic            Greenberg,
                                   individually and as member  of
                                   EGS  PARTNERS, L.L.C., and  as
                                   general  partner of  each  EGS
                                   ASSOCIATES,     L.P.,      BEV
                                   PARTNERS,   L.P.   and   JONAS
                                   PARTNERS, L.P.

                                   /s/ Frederick Ketcher
                                   Frederick             Ketcher,
                                   individually and as member  of
                                   EGS  PARTNERS, L.L.C., and  as
                                   general partner of each of EGS
                                   ASSOCIATES,     L.P.,      BEV
                                   PARTNERS,   L.P.   and   JONAS
                                   PARTNERS, L.P.

                                   /s/ Jonas Gerstl
                                   Jonas Gerstl, individually and
                                   as  member  of  EGS  PARTNERS,
                                   L.L.C., and as general partner
                                   of  each  of  EGS  ASSOCIATES,
                                   L.P.,  BEV PARTNERS, L.P.  and
                                   JONAS PARTNERS, L.P.

                                   /s/ James McLaren
                                   James   McLaren,  individually
                                   and as member of EGS PARTNERS,
                                   L.L.C., and as general partner
                                   of  each  of  EGS  ASSOCIATES,
                                   L.P.,  BEV PARTNERS, L.P.  and
                                   JONAS PARTNERS, L.P.


                         PAGE 12 OF 12 PAGES

                     JOINT ACQUISITION STATEMENT
                     PURSUANT TO RULE 13D-1(F)1

	The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, as amended, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, as amended, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:         June 6, 1996        /s/ William Ehrman
                                   William  Ehrman,  individually
                                   and as member of EGS PARTNERS,
                                   L.L.C., and as general partner
                                   of  each of ASSOCIATES,  L.P.,
                                   BEV  PARTNERS, L.P. and  JONAS
                                   PARTNERS, L.P.

                                   /s/ Frederic Greenberg
                                   Frederic            Greenberg,
                                   individually and as member  of
                                   EGS  PARTNERS, L.L.C., and  as
                                   general  partner of  each  EGS
                                   ASSOCIATES,     L.P.,      BEV
                                   PARTNERS,   L.P.   and   JONAS
                                   PARTNERS, L.P.

                                   /s/ Frederick Ketcher
                                   Frederick             Ketcher,
                                   individually and as member  of
                                   EGS  PARTNERS, L.L.C., and  as
                                   general partner of each of EGS
                                   ASSOCIATES,     L.P.,      BEV
                                   PARTNERS,   L.P.   and   JONAS
                                   PARTNERS, L.P.

                                   /s/ Jonas Gerstl
                                   Jonas Gerstl, individually and
                                   as  member  of  EGS  PARTNERS,
                                   L.L.C., and as general partner
                                   of  each  of  EGS  ASSOCIATES,
                                   L.P.,  BEV PARTNERS, L.P.  and
                                   JONAS PARTNERS, L.P.

                                   /s/ James McLaren
                                   James   McLaren,  individually
                                   and as member of EGS PARTNERS,
                                   L.L.C., and as general partner
                                   of  each  of  EGS  ASSOCIATES,
                                   L.P.,  BEV PARTNERS, L.P.  and
                                   JONAS PARTNERS, L.P.